The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(7)
Registration No. 333-138457
(SUBJECT TO COMPLETION) ISSUED MAY 29, 2007

Prospectus Supplement
(To Prospectus dated November 6, 2006)

11,000,000 Shares

Common Stock

All of the shares of common stock in the offering are being sold by the selling stockholders identified in this prospectus supplement. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

You should carefully read this prospectus supplement and the accompanying prospectus, together with the documents we incorporate by reference, before you invest in our common stock.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “TRW.” The last reported sale price of our common stock on May 25, 2007 was $41.65 per share.

The underwriter has agreed to purchase our common stock from the selling stockholders at a price of $      per share, which will result in $      proceeds to the selling stockholders. The underwriter may offer the common stock from time to time in one or more transactions in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices. See “Underwriting.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4 of the accompanying prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Banc of America Securities LLC expects to deliver the shares to purchasers on June   , 2007.

Banc of America Securities LLC

          , 2007

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the terms of this offering of shares of our common stock. The second part is the accompanying prospectus, which provides more general information. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of this offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement contains information about the shares of our common stock offered in this offering and may add, update or change information in the accompanying prospectus. Before you invest in shares of our common stock, you should carefully read this prospectus supplement, along with the accompanying prospectus, in addition to the information contained in the documents we refer to under the heading “Where You Can Find Additional Information” in the accompanying prospectus.

Terms used, but not defined, in this prospectus supplement shall have the meanings ascribed to them in the accompanying prospectus.

You should rely only on the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by us. Neither we nor the selling stockholders have authorized anyone to provide information or represent anything other than that contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different information. If you receive any other information, you should not rely on it. Neither we nor the selling stockholders are making an offer in any state or jurisdiction or under any circumstances where the offer is not permitted. You should assume that the information in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by us is accurate only as of the date on their cover pages and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Commission allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the Commission prior to the date of this prospectus supplement, while information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until this offering is completed:

•	our annual report on Form 10-K for the year ended December 31, 2006;

•	our quarterly report on Form 10-Q for the quarter ended March 30, 2007;

•	our current reports on Form 8-K filed on March 12, 2007, March 12, 2007, March 13, 2007, March 15, 2007, March 16, 2007, March 26, 2007, April 5, 2007, April 19, 2007 and May 9, 2007;

•	the description of our common stock contained in our registration statement on Form S-1/A filed with the Commission on January 30, 2004 (File No. 333-110513); and

•	our definitive proxy statement on Schedule 14A filed on March 30, 2007.

You may request a copy of these filings at no cost, by writing or calling us at:
TRW Automotive Holdings Corp.
12001 Tech Center Drive
Livonia, Michigan 48150
(800) 219-7411
Attention: Director — Investor Relations

You should read the information relating to us in this prospectus supplement together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the Commission.

RECENT DEVELOPMENTS

Controlled Company Status

Prior to the completion of this offering, our company availed itself of the “controlled company” exemption under the NYSE corporate governance rules that eliminates the requirements that our board of directors be composed of a majority of independent directors and that our compensation and nominating and corporate governance committees be composed entirely of “independent” directors within the meaning of the NYSE listing requirements. Upon completion of this offering, we will cease to be a “controlled company” for purposes of the NYSE corporate governance rules. Accordingly, in accordance with the NYSE rules, we will phase in compliance with the NYSE independence requirements, including the requirements that our board of directors consist of a majority of independent directors and that our nominating and corporate governance committee and our compensation committee consist entirely of independent directors. Under the NYSE listing requirements, upon the closing of this offering, we will be required to have at least one independent member on each of the nominating and corporate governance committee and the compensation committee. Within 90 days of the closing of this offering, each of the nominating and corporate governance committee and the compensation committee must consist of a majority of independent directors, and within twelve months of the closing of this offering, the members of these committees must all be independent within the meaning of the NYSE listing requirements. In addition, within twelve months of the closing of this offering, the majority of our board of directors must be independent within the meaning of the NYSE listing requirements. Because five of the nine members of our current board of directors qualify as independent under the NYSE rules, we are in compliance with the NYSE listing requirement regarding board independence. We intend to comply with the NYSE listing requirements regarding committee independence.

RISK FACTORS

We urge you to carefully consider the risks described beginning on page 4 of the accompanying prospectus, as well as the other information we have provided in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference, before reaching a decision regarding an investment in our common stock.

USE OF PROCEEDS

All of the shares of common stock offered by this prospectus supplement will be sold by the selling stockholders. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the NYSE under the symbol “TRW.” The following table sets forth on a per share basis the high and low closing sales prices on the NYSE for our common stock for the periods indicated.

Year Ended December 31, 2007	High	Low

Second Quarter (through May 25, 2007)	$41.90	$34.82
First Quarter	$35.16	$25.85

Year Ended December 31, 2006	High	Low

Fourth Quarter	$26.89	$18.88
Third Quarter	$28.22	$22.74
Second Quarter	$28.61	$22.00
First Quarter	$29.15	$22.91

Year Ended December 31, 2005	High	Low

Fourth Quarter	$29.49	$23.52
Third Quarter	$30.00	$24.14
Second Quarter	$24.74	$17.64
First Quarter	$21.70	$18.75

The last reported sale price of our common stock on May 25, 2007 on the NYSE was $41.65 per share. As of May 22, 2007, there were approximately 148 holders of record of our common stock.

We do not currently, nor do we plan to, pay any cash dividends on our common stock, and instead intend to retain any earnings for debt repayment, future operations and expansion. The amounts available to us to pay cash dividends are restricted by our debt agreements. Under TRW Automotive Inc.’s senior credit facilities, we have a limited ability to pay dividends on our common stock, which is dependent on maintaining a certain leverage ratio, and may be increased by a portion of our cumulative consolidated net income after January 1, 2005. The indentures governing TRW Automotive Inc.’s senior notes also limit our ability to pay dividends. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of May 24, 2007, and as adjusted to reflect the sale of the shares of common stock offered in this offering, for each stockholder selling shares in this offering.

With respect to the selling stockholders, all information contained in the table below is based upon the information provided to us by the selling stockholders, and we have not independently verified this information.

The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after May 24, 2007 through the exercise of any stock option or other right. The applicable percentage of ownership for each stockholder is based on 99,299,173 shares of common stock outstanding as of May 24, 2007, together with the shares underlying the applicable options for that stockholder. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.

	Shares Beneficially Owned Prior to This Offering			Shares Beneficially Owned After This Offering
	Number	Percent	Shares Offered Hereby	Number	Percent

The Blackstone Group L.P.(1)	56,060,285	56.4	10,000,000	46,060,285	46.4
John C. Plant(2)(3)	1,741,375	1.8	510,000	1,231,375	1.2
Steven Lunn(3)	946,338	1.0	200,000	746,338	*
Peter J. Lake(3)	563,720	*	80,000	483,720	*
Joseph S. Cantie(3)	396,677	*	130,000	266,677	*
David L. Bialosky(3)(4)	311,912	*	80,000	231,912	*

*	Less than 1% of shares of common stock outstanding (excluding, in the case of all directors and executive officers as a group, shares beneficially owned by The Blackstone Group L.P. (“Blackstone”)).

(1)	Shares shown as beneficially owned by Blackstone are held directly by Automotive Investors L.L.C. (“AIL”), a Delaware limited liability company. Blackstone Family Investment Partnership IV-A L.P., Blackstone Capital Partners IV-A L.P., Blackstone Capital Partners IV L.P. and Blackstone Automotive Co-Invest Capital Partners L.P. are members of AIL and collectively have investment and voting control over the shares held by AIL. Blackstone Management Associates IV L.L.C. is the sole general partner of each of these entities. Messrs. Robert L. Friedman and Neil P. Simpkins, members of our board of directors, are members of Blackstone Management Associates IV L.L.C., which has investment and voting control over the shares controlled by each of these entities, and may be deemed to be beneficial owners of such shares. Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of Blackstone and, as such may also be deemed to share beneficial ownership of the shares controlled by these entities. Each of Blackstone Management Associates IV L.L.C. and Messrs. Friedman, Simpkins, Peterson and Schwarzman disclaims beneficial ownership of such shares. Mr. Matthew Kabaker, a member of our board of directors, is an employee of Blackstone, but does not have investment or voting control over the shares beneficially owned by Blackstone. The address of each of the Blackstone entities is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(2)	176,000 of the shares and 269,376 of the options shown as beneficially owned by Mr. John C. Plant are held directly by a limited liability company and a trust, respectively, set up for his estate planning purposes.

(3)	Shares shown as beneficially owned by our executive officers, prior to this offering, include shares underlying stock options which are exercisable or may be exercised within 60 days as follows: (1) 1,547,332 shares for Mr. John C. Plant, (2) 820,999 shares for Mr. Steven Lunn, (3) 491,666 shares for Mr. Peter J. Lake, (4) 354,999 shares for Mr. Joseph S. Cantie and (5) 274,133 shares for Mr. David L. Bialosky. Shares shown as beneficially owned by the executive officers also include any shares held through TRW’s Retirement Savings Plan. Shares underlying stock options, after this offering, are as follows: (1) 1,037,332 shares for Mr. John C. Plant, (2) 620,999 shares for Mr. Steven Lunn, (3) 411,666 shares for Mr. Peter J. Lake, (4) 224,999 shares for Mr. Joseph S. Cantie and (5) 194,133 shares for Mr. David L. Bialosky.

(4)	20,000 of such shares shown as beneficially owned by Mr. David L. Bialosky are held indirectly by a trust.

UNDERWRITING

Under the terms of an underwriting agreement, Banc of America Securities LLC, as the underwriter in this offering, has agreed to purchase from the selling stockholders 11,000,000 shares of our common stock.

The underwriting agreement provides that the underwriter’s obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the underwriter is obligated to purchase all of the shares of common stock offered hereby, if any of the shares are purchased;

•	the representations and warranties made by us and the selling stockholders to the underwriter are true;

•	there is no material change in our business or in the financial markets; and

•	we and the selling stockholders are obligated to deliver customary closing documents to the underwriter.

Commissions and Expenses

Banc of America Securities LLC proposes to offer the shares of common stock from time to time for sale in one or more transactions in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of common stock offered hereby, Banc of America Securities LLC may be deemed to have received compensation in the form of underwriting discounts. Banc of America Securities LLC may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from Banc of America Securities LLC and/or purchasers of shares of common stock for whom it may act as agent or to whom it may sell as principal.

The expenses of the offering that are payable by us are estimated to be $325,000 (excluding underwriting discounts and commissions).

Lock-Up Agreements

The selling stockholders have agreed with the underwriter not to sell, dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock, subject to specified exceptions, during the period from the date of this prospectus supplement continuing through the date that is 75 days after the date of this prospectus supplement, except with the prior written consent of Banc of America Securities LLC.

The above lock-up provisions shall not apply to the shares of common stock to be sold in this offering or transactions by any person other than us relating to shares of common stock acquired in open market transactions after the completion of this offering.

In addition, the above lock-up provision will not preclude:

•	the issuance by us of shares of our common stock upon the exercise of an option or warrant or upon the conversion or exchange of convertible or exchangeable securities, in each case outstanding on the date of this prospectus supplement;

•	the issuance of common stock or grant of an option to purchase common stock under our stock plans;

•	the issuance of shares of common stock in connection with the acquisition of another company; provided that the aggregate market value of such securities do not exceed 5% of our market capitalization as of the date hereof and the recipients of such shares of common stock agree to be bound by the restrictions contained in the lock-up;

•	the filing of a registration statement in respect of the common stock within 75 days from the date of this prospectus supplement; provided that the Company obtains the prior written consent of the underwriters (other than a registration statement on Form S-8 with respect to the our 401(k) plan or stock incentive plan);

•	transactions by any person other than us relating to shares of our common stock or other securities acquired in open market transactions after the completion of the offering;

•	transfers of shares of common stock or any security convertible, exchangeable for or exercisable into common stock as a bona fide gift or gifts as a result of the operation of law or testate or intestate succession; provided that the transferee agrees to be bound by the same terms as the transferor;

•	transfers to a trust, partnership, limited liability company or other entity, the beneficial interests of which are held by the transferor; provided that the transferee agrees to be bound by the same terms as the transferor; or

•	sales or transfers of our common stock pursuant to a sales plan entered into prior to the date hereof pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.

Banc of America Securities LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release the common stock and other securities from lock-up agreements, Banc of America Securities LLC will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock or other securities for which the release is being requested and market conditions at the time.

Indemnification

We and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

Stabilization and Short Positions

The underwriter may engage in stabilizing transactions, covering transactions or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover short positions.

These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we, the selling stockholders nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we, the selling stockholders nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

European Selling Restrictions

The following selling restrictions should be inserted in the plan of distribution or underwriting section of the offering document if the offering will be extended into the relevant jurisdiction.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the securities that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of securities described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the securities have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriter with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriter, is authorized to make any further offer of the securities on behalf of the sellers or the underwriter.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the securities described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the securities has been or will be

•	released, issued, distributed or caused to be released, issued or distributed to the public in France or

•	used in connection with any offer for subscription or sale of the securities to the public in France.

Such offers, sales and distributions will be made in France only

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier or

•	to investment services providers authorized to engage in portfolio management on behalf of third parties or

•	in a transaction that, in accordance with article L.411-2-II-1[o]-or-2«pi,15,315 »-or 3[o] of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The securities may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospectus Investors in Italy

The offering of the shares has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa, the “CONSOB”) pursuant to Italian securities legislation and, accordingly, Banc of America Securities LLC acknowledges and agrees that the shares may not and will not be offered, sold or delivered, nor may or will copies of the prospectus or any other documents relating to the prospectus be distributed in Italy, except (i) to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of July 1, 1998, as amended, (the “Regulation No. 11522”), or (ii) in other circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 (the “Financial Service Act”) and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended.

Any offer, sale or delivery of the shares or distribution of copies of the prospectus or any other document relating to the prospectus in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Financial Services Act, Legislative Decree No. 385 of September 1, 1993, as amended (the “Italian Banking Law”), Regulation No. 11522, and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Any investor purchasing the shares in the offering is solely responsible for ensuring that any offer or resale of the shares it purchased in the offering occurs in compliance with applicable laws and regulations.

The prospectus and the information contained therein are intended only for the use of its recipient and, unless in circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of the “Financial Service Act” and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended, is not to be distributed, for any reason, to any third party resident or located in Italy. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

Italy has only partially implemented the Prospectus Directive, the provisions under the heading “European Economic Area” above shall apply with respect to Italy only to the extent that the relevant provisions of the Prospectus Directive have already been implemented in Italy.

Insofar as the requirements above are based on laws which are superseded at any time pursuant to the implementation of the Prospectus Directive, such requirements shall be replaced by the applicable requirements under the Prospectus Directive.

Stamp Taxes

If you purchase shares of common stock offered in the prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of the prospectus supplement.

Relationships

From time to time, Banc of America Securities LLC and its affiliates have, directly or indirectly, provided investment and commercial banking or financial advisory services to us, our affiliates and other companies in the automotive supplies industry, for which they have received customary fees and commissions, and expect to provide these services to us and others in the future, for which they expect to receive customary fees and commissions. Banc of America Securities LLC is a lender under our existing credit facility.

The underwriter and certain of its affiliates make investments directly or indirectly in us and affiliates of Blackstone and perform various financial advisory, investment banking and commercial banking services, from time to time, for us and our affiliates and may, from time to time in the future, engage in transactions with, or perform services for, us in the ordinary course of their business.

Transfer Agent

The transfer agent and registrar for our common stock is National City Bank.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX
CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable tax treaty, are attributable to a United States permanent establishment of the non-U.S. holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

VALIDITY OF THE SHARES

The validity of the shares of common stock offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York and for the underwriters by Cravath, Swaine & Moore LLP, New York, New York. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related parties and others own an interest representing less than 1% of the capital commitments of funds controlled by The Blackstone Group L.P.

PROSPECTUS

Common Stock

We, or a selling stockholder, may offer and sell from time to time in one or more offerings shares of our common stock at prices and on terms determined at the time of any such offering. Each time any shares of common stock are offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to the prospectus. The prospectus supplement will contain more specific information about the offering, including the names of any selling stockholders, if applicable. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering. You should read this prospectus and any prospectus supplement, together with the documents we incorporate by reference, carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “TRW.” On November 3, 2006, the closing price of the common stock was $23.40 per share.

Investing in our common stock involves risks.  You should consider the risk factors described in this prospectus and in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 6, 2006

As used in this prospectus, the terms “we,” “our,” “ours” and “us”, unless the context otherwise requires, refer to TRW Automotive Holdings Corp. and its subsidiaries and predecessors as a combined entity.

About This Prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “Commission”, using a “shelf” registration process. Under this shelf registration process, we and/or a selling stockholder, if applicable, may offer and sell from time to time common stock in one or more offerings or resales. Each time shares of common stock are offered, we will provide a supplement to this prospectus that contains specific information about the offering and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the names of any selling stockholders, if applicable. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus or any free writing prospectus prepared by us. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted. Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus.

You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, any accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of these documents. Our business, financial condition, results of operations and prospects may have changed since that date.

The Company

We are among the world’s largest and most diversified suppliers of automotive systems, modules and components to global automotive original equipment manufacturers, or OEMs, and related aftermarkets. We conduct substantially all of our operations through subsidiaries. These operations primarily encompass the design, manufacture and sale of active and passive safety related products. Active safety related products principally refer to vehicle dynamic controls (primarily braking and steering), and passive safety related products principally refer to occupant restraints (primarily air bags and seat belts) and safety electronics (electronic control units and crash and occupant weight sensors). We are primarily a “Tier 1” supplier, with over 85% of our end-customer sales in 2005 made directly to major original equipment manufacturers (OEMs). Our history in the automotive supply business dates back to the early 1900s.

Our principal executive offices are located at 12001 Tech Center Drive, Livonia, Michigan 48150, and our telephone number is (734) 855-2600. Our website address is http://www.trwauto.com. Our website is not part of this prospectus.

Forward-Looking Statements

This prospectus includes and incorporates by reference “forward-looking statements” within the meaning of the Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. We intend that those statements be covered by the safe harbors created under those laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” or future or conditional verbs, such as “will,” “should,” “could” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in our periodic filings with the Commission, including those described under “Incorporation of Certain Information by Reference.” All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that management’s expectations, beliefs and projections will be achieved. There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Such risks, uncertainties and other important factors which could cause our actual results to differ materially from those suggested by our forward-looking statements are set forth in our reports incorporated by reference into this prospectus, and include:

•	production cuts or restructurings by our major customers;

•	work stoppages or other labor issues at the facilities of our customers or suppliers;

•	non-performance by, or insolvency of, our suppliers and customers, which may be exacerbated by recent bankruptcies and other pressures within the automotive industry;

•	the inability of our suppliers to deliver products at the scheduled rate and disruptions arising in connection therewith;

•	interest rate risk arising from our variable rate indebtedness (which constitutes the majority of our indebtedness), especially in view of the current climate of rising interest rates;

•	loss of market share by domestic vehicle manufacturers;

•	efforts by our customers to consolidate their supply base;

•	severe inflationary pressures impacting the market for commodities;

•	escalating pricing pressures from our customers;

•	our dependence on our largest customers;

•	fluctuations in foreign exchange rates;

•	our substantial leverage;

•	product liability and warranty and recall claims;

•	limitations on flexibility in operating our business contained in our debt agreements;

•	the possibility that our owners’ interests will conflict with ours; and

•	other risks and uncertainties set forth under “Risk Factors” herein and in our filings with the Commission incorporated by reference herein.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus and in our other filings with the Commission incorporated by reference herein. We undertake no obligation to update or revise forward-looking statements which have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

Risk Factors

Loss of market share by the Big Three may adversely affect our results in the future.

Recently, Ford Motor Company, General Motors and the Chrysler unit of DaimlerChrysler AG (the “Big Three”) have been losing market share for vehicle sales in North America and Europe. At the same time, Asian vehicle manufacturers have increased their share in such markets. Although we do have business with the Asian vehicle manufacturers, our customer base is more heavily weighted towards the Big Three. In addition, declining market share and inherent structural issues with the Big Three have led to recent announcements of an unprecedented level of production cuts. In order to address market share declines, reduced production levels, negative industry trends and other structural issues specific to their companies (such as significant overcapacity and pension and healthcare costs), the Big Three and certain of our other customers are undergoing various forms of restructuring initiatives (including, in certain cases, reorganization under bankruptcy laws). In the case of Ford, North American restructuring actions have been accelerated and expanded during the third quarter of 2006 to remove additional production capacity over the next several years. Such substantial restructuring initiatives undertaken by our major customers will have a ripple effect throughout our industry and may have a severe impact on our business and our common suppliers.

Escalating pricing pressures from our customers may adversely affect our business.

Pricing pressure in the automotive supply industry has been substantial and is likely to continue. Virtually all vehicle manufacturers seek price reductions in both the initial bidding process and during the term of the contract. Price reductions have impacted our sales and profit margins and are expected to do so in the future. If we are not able to offset continued price reductions through improved operating efficiencies and reduced expenditures, those price reductions may have a material adverse effect on our results of operations.

Commodity inflationary pressures may adversely affect our profitability and the viability of our Tier 2 and Tier 3 supply base.

The cost of some of the commodities we use in our business has increased. Ferrous metals, resins, yarns, energy costs and other petroleum-based products have become more expensive. This has put significant operational and financial burdens on us and our suppliers. It is usually difficult to pass increased prices for manufactured components and raw materials through to our customers in the form of price increases. Furthermore, our suppliers may not be able to handle the commodity cost increases and still perform as we expect. In fact, we have seen the number of bankruptcies or insolvencies increase due in part to the recent inflationary pressures. The unstable condition of some of our suppliers or their failure to perform has led to certain delivery delays and production issues and has negatively impacted certain of our businesses in the third quarter of 2006. The overall condition of our supply base may possibly lead to further delivery delays, production issues or delivery of non-conforming products by our suppliers in the future.

Our business would be materially and adversely affected if we lost any of our largest customers.

For the quarter ended September 29, 2006, sales to our four largest customers on a worldwide basis were approximately 55% of our total sales. Although business with each customer is typically split among numerous contracts, if we lost a major customer or that customer significantly reduced its purchases of our products, there could be a material adverse affect on our business, results of operations and financial condition.

Work stoppages or other labor issues at the facilities of our customers or other suppliers could adversely affect our operations.

The turbulence in the automotive industry and actions taken by our customers and other suppliers to address negative industry trends may have the side effect of exacerbating labor relations problems at those companies. If any of our customers experience a material work stoppage, that customer may halt or limit the purchase of our products. Similarly, a work stoppage at another supplier could interrupt production at our customer which would have the same effect. This could cause us to shut down production facilities relating to those products, which could have a material adverse effect on our business, results of operations and financial condition.

Our variable rate indebtedness exposes us to interest rate risk, which could cause our debt costs to increase significantly.

A majority of our borrowings, including borrowings under TRW Automotive Inc.’s senior credit facilities, are at variable rates of interest and expose us to interest rate risk. As of September 29, 2006, approximately 63% of our total debt was at variable interest rates. In view of the recent climate of rising interest rates, the amount we are required to pay on our variable rate indebtedness has increased and may increase further even though the amount borrowed remained the same.

Strengthening of the U.S. dollar could materially impact our results of operations.

In 2005, over half of our sales originated outside the United States. We translate sales and other results denominated in foreign currencies into U.S. dollars for our consolidated financial statements. This translation is based on average exchange rates during a reporting period. During times of a strengthening U. S. dollar, our reported international sales and earnings would be reduced because foreign currencies may translate into fewer U.S. dollars.

Our available cash and access to additional capital may be limited by our substantial debt.

We have a significant amount of debt. This amount of debt may limit our ability to obtain additional financing for our business. It may also limit our ability to adjust to changing market conditions because of the covenants and restrictions in the debt. In addition, we have to devote substantial cash to the payment of interest and principal on the debt, which means that cash may not be used for other of our business needs. We may be more vulnerable to an economic or industry downturn than a company with less debt.

The cyclicality of automotive production and sales could adversely affect our business.

Automotive production and sales are highly cyclical and depend on general economic conditions, consumer spending and preferences, labor relations issues, regulatory requirements, trade agreements and other factors. The volume of automotive production has fluctuated from year to year, which leads to fluctuations in the demand for our products. Any significant economic decline that results in a reduction in automotive production and sales by vehicle manufacturers could have a material adverse effect on our results of operations.

We may incur material losses and costs as a result of product liability, warranty and recall claims that may be brought against us.

In our business, we are exposed to product liability and warranty claims. In addition, we may be required to participate in a recall of a product. Vehicle manufacturers are increasingly looking to their suppliers for contribution when faced with product liability, warranty and recall claims. In addition, vehicle manufacturers have experienced increasing recall campaigns in recent years. Product liability, warranty and recall costs may have a material adverse effect on our financial condition.

Our pension and other post-retirement benefits expense and the funding requirements of our pension plans could materially increase.

Most of our employees participate in defined benefit pension plans or retirement/termination indemnity plans. The rate at which we are required to fund these plans depends on certain assumptions which depend in part on market conditions. As market conditions change, these assumptions may change, resulting in a decline in pension asset values. Future declines could materially increase the necessary funding status of our plans, and may require us to contribute more to these plans earlier than we anticipated. Also, this could significantly increase our pension expenses and reduce our profitability.

We also sponsor other post-retirement benefit (“OPEB”) plans for most of our U.S. and some of our non-U.S. employees. We fund our OPEB obligations on a pay-as-you-go basis and have no plan assets. If health care costs in the future increase more than we anticipated, our actuarially determined liability and our related OPEB expense could increase along with future cash outlays.

We are subject to risks associated with our non-U.S. operations.

We have significant manufacturing operations outside the United States, including joint ventures and other alliances. International operations involve risks, including exchange controls and currency restrictions, currency fluctuations and devaluations, changes in local economic conditions, changes in laws and regulations and unsettled political conditions and possible terrorist attacks against United States’ or other interests.

These and other factors may have a material adverse effect on our international operations or on our business, results of operations and financial condition.

We have recorded a significant amount of goodwill and other identifiable intangible assets, which may become impaired in the future.

We have recorded a significant amount of goodwill and other identifiable intangible assets, including customer relationships, trademarks and developed technologies. Goodwill and other net identifiable intangible assets were approximately $3.063 billion as of September 29, 2006, or 30% of our total assets. Goodwill, which represents the excess of cost over the fair value of the net assets of the businesses acquired, was approximately $2.317 billion as of September 29, 2006, or 23% of our total assets.

Impairment of goodwill and other identifiable intangible assets may result from, among other things, deterioration in our performance, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of or affect the products sold by our business, and a variety of other factors. The amount of any quantified impairment must be expensed immediately as a charge that is included in operating income. We are subject to financial statement risk in the event that goodwill or other identifiable intangible assets become impaired.

Our expected annual effective tax rate could be volatile and materially change as a result of changes in mix of earnings and other factors.

The overall effective tax rate is equal to our total tax expense as a percentage of our total earnings before tax. However, tax expense and benefits are not recognized on a global basis but rather on a jurisdictional or legal entity basis. Losses in certain jurisdictions provide no current financial statement tax benefit. In addition, certain taxing jurisdictions have statutory rates greater than or less than the United States. As a result, changes in the mix of projected earnings between jurisdictions, among other factors, could have a significant impact on our overall effective tax rate.

We may be adversely affected by environmental and safety regulations or concerns.

Laws and regulations governing environmental and occupational safety and health are complicated, change frequently and have tended to become stricter over time. As a manufacturing company, we are subject to these laws and regulations both inside and outside the United States. We may not be in complete compliance with such laws and regulations at all times. Our costs or liabilities relating to them may be more than the amount we have reserved, which difference may be material. We have spent money to comply with environmental requirements. In addition, certain of our subsidiaries are subject to pending litigation raising various environmental and human health and safety claims, including certain asbestos-related claims. While our annual costs to defend and settle these claims in the past have not been material, we cannot assure you that this will remain so in the future.

Developments or assertions by or against us relating to intellectual property rights could materially impact our business.

We own significant intellectual property, including a large number of patents, trademarks, copyrights and trade secrets, and are involved in numerous licensing arrangements. Our intellectual property plays an important role in maintaining our competitive position in a number of the markets that we serve. Developments or assertions by or against us relating to intellectual property rights could materially impact our business.

Because Blackstone controls us, the influence of our public shareholders over significant corporate actions will be limited, and conflicts of interest between Blackstone and us or our public shareholders could arise in the future.

Currently an affiliate of The Blackstone Group L.P. (“Blackstone”) beneficially owns approximately 56% of our outstanding shares of common stock. As a result, Blackstone has the power to control all matters submitted to our stockholders, elect our directors and exercise control over our decisions to enter into any corporate transaction and has the ability to prevent any transaction that requires the approval of stockholders regardless of whether or not other stockholders believe that any such transactions are in their own best interests.

World health issues may interrupt our business.

We are subject to risks relating to public health conditions, including an actual or potential avian flu or other pandemic in a country where we source or sell our products. Any such outbreak in or outside of the United States could lead to significant disruptions of our business.

Use of Proceeds

In the case of a sale of securities by us, the use of proceeds will be specified in the applicable prospectus supplement. In the case of a sale of securities by any selling stockholder, we will not receive any of the proceeds from such sale.

Where You Can Find Additional Information

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission’s website at http://www.sec.gov. You may also read and copy any document we file with the Commission at its public reference facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our common stock is listed on the New York Stock Exchange. You may inspect reports and other information concerning us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. In addition, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act are available free of charge through our website at http://www.trwauto.com as soon as reasonably practicable after they are electronically filed with, or furnished to, the Commission. Information contained on our website, however, is not and should not be deemed a part of this prospectus.

Incorporation of Certain Information by Reference

The Commission allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the Commission prior to the date of this prospectus, while information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the

Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until this offering is completed:

•	our annual report on Form 10-K for the year ended December 31, 2005;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 29, 2006;

•	our current reports on Form 8-K filed on January 9, 2006, January 18, 2006, July 28, 2006, September 7, 2006 and September 18, 2006; and

•	the description of our common stock contained in our registration statement on Form S-1/A filed with the Commission on January 30, 2004 (File No. 333-110513).

You may request a copy of these filings at no cost, by writing or calling us at:

TRW Automotive Holdings Corp.
12001 Tech Center Drive
Livonia, Michigan 48150
(800) 219-7411
Attention: Director — Investor Relations

You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the Commission.

Plan of Distribution

We and/or the selling stockholders, if applicable, may sell the common stock from time to time in any of the following ways:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus will set forth the terms of the offering of such shares of common stock, including:

•	the name or names of any underwriters, dealers or agents and the amounts of shares underwritten or purchased by each of them; and

•	the public offering price of the shares and the proceeds to us and/or the selling stockholders, if applicable, and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We and/or the selling stockholders, if applicable, may affect the distribution of the shares from time to time in one or more transactions either:

•	at a fixed price or at prices that may be changed;

•	at market prices prevailing at the time of the sale;

•	at prices relating to such prevailing market prices; or

•	at negotiated prices.

Transactions through dealers may include block trades in which dealers will attempt to sell the common stock as agent but may position and resell the block as principal to facilitate the transaction. The common stock may be sold through dealers or agents or to dealers acting as market makers.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities (other than any securities purchased upon exercise of any over-allotment option).

We and/or the selling stockholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. Any underwriters, broker-dealers and agents that participate in the distribution of the securities may be deemed to be “underwriters” as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits they receive on resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation in a prospectus supplement.

The common stock may be sold on any national securities exchange on which the common stock may be listed at the time of sale, in the over-the-counter market or in transactions otherwise than on such exchanges or in the over-the-counter market or in transactions that include special offerings and exchange distributions pursuant to and in accordance with the rules of such exchanges.

We or the selling stockholders may enter into derivative transactions or forward sale agreements on shares of common stock with third parties. In such event, we or the selling stockholders may pledge the shares underlying such transactions to the counterparties under such agreements, to secure our or the selling stockholders’ delivery obligation. The counterparties or third parties may borrow shares of common stock from us, the selling stockholders or third parties and sell such shares in a public offering. This prospectus may be delivered in conjunction with such sales. Upon settlement of such transactions, we or the selling stockholders may deliver shares of common stock to the counterparties that, in turn, the counterparties may deliver to us, the selling stockholders or third parties, as the case may be, to close out the open borrowings of common stock. The counterparty in such transactions will be an underwriter and will be identified in the applicable prospectus supplement.

A prospectus supplement may be used for resales from time to time by any holder of our securities that may acquire such shares of common stock upon an in-kind distribution by any existing security holder of all or a portion of such existing security holder’s shares to its limited and general partners. Such selling stockholders may include direct and indirect transferees, pledgees. donees and successors of the selling stockholders. Further, a prospectus supplement may be used in connection with sales or resales by any general partner of a selling stockholder in connection with sales by such general partner for cash or subsequent transfers by such general partner to its limited partners of their ratable portion of the shares then owned by such general partner, together with resales of such shares by such limited partners.

Underwriters or agents may purchase and sell the securities in the open market. These transactions may include over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and are permitted so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. The underwriters or agents also may impose a penalty bid, which permits them to reclaim selling concessions allowed to syndicate activities that may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if begun, may be discontinued at any time. These transactions may be effected on any exchange on which the securities are traded, in the over-the-counter market or otherwise.

Our common stock is listed on the New York Stock Exchange under the symbol “TRW”.

Agents and underwriters may be entitled to indemnification by us and the selling stockholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business. The specific terms of the lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

Legal Matters

The validity of the common stock offered by this prospectus will be passed upon by Simpson Thacher & Bartlett LLP, New York, New York. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related parties and others own an interest representing less than 1% of the capital commitments of funds controlled by The Blackstone Group L.P.

Experts

The consolidated financial statements of TRW Automotive Holdings Corp. appearing in TRW Automotive Holdings Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2005 (including schedule appearing therein), and TRW Automotive Holdings Corp. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein (which did not include an evaluation of the internal control over financial reporting of Dalphi Metal Espana, S.A), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Dalphi Metal Espana, S.A. from the scope of management’s assessment and such firm’s audit of internal control over financial reporting, including therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

11,000,000 Shares

TRW AUTOMOTIVE HOLDINGS CORP.

Common Stock

PROSPECTUS SUPPLEMENT

           , 2007

Banc of America Securities LLC